Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of the November 4, 2024, by and between Reprints Desk, Inc. dba “Research Solutions” (“RSSS”) (with all of RSSS’ subsidiaries and affiliates, collectively, “we,” “our” or “us”) and Sefton Cohen, our new employee (referred to in this Agreement as “you” and “your”).

RECITALS

A.In the course of your employment, and to enable you to perform your duties with customers and with other employees, we will openly share certain valuable Trade Secrets and Confidential Information (as such terms are defined below) with you.  Such information is protected by this Agreement and such disclosure does not alter or remove the confidential nature of this information;

B.You understand and agree that we have made a substantial investment of time, effort and expense to establish and maintain favorable customer relationships in order to market our products and services and enhance our business;

C.Your responsibility is to perform the duties of your position and to develop and maintain professional relationships with our customers.  It is essential that you develop and maintain personal contacts and personal relationships with those customers with whom you come in contact. Our business is not only judged by the quality of our products and services, but also by your attitude, the interest you take in your work and your overall performance as an individual. We expect all of these to have a positive effect on your co-workers and our customers; and

D.Execution of this Agreement is a condition of your employment with us and receipt of the benefits we are offering to you and outlined in Exhibit A, attached hereto.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Employment Relationship. We agree to employ you, and you agree to accept employment with us, upon the following terms and conditions.
2.Duties. You shall assume the responsibilities and perform the duties of your position and shall perform such additional duties as directed or assigned by your supervisor or members of our management.  Your position description, performance objectives and duties may be revised from time to time at our sole discretion.  You agree to devote your full time and energy to the furtherance of our business, and further agree not to perform services in any advisory or other capacity for any individual, firm, company, or corporation other than us (“Outside Work”) if such work or services would violate the terms of this Agreement. If you are in doubt whether the performance by you of any particular Outside Work might violate the terms of this Agreement, you should discuss such matter with your manager or an appropriate member of the leadership team. It is not our intent to prevent you from performing Outside Work that would not violate the terms of this Agreement.
3.Compensation.  We shall pay you, in exchange for all the services to be rendered by you, the compensation described in Exhibit A, attached hereto (the “Employee Compensation”), as determined and modified by us in our sole discretion from time to time.  Except as set forth on Exhibit A, our obligation to pay you any Employee Compensation shall cease upon termination, for whatever reason, of your employment with us. Your annual salary shall be prorated for partial calendar years of service to us.
4.	Terms, Conditions and Termination.
(a)Your employment with us is at will and may be terminated at any time, with or without Cause (as defined in Exhibit A) and with or without notice, by either you or by us.  This also means that we may change the status, terms and conditions of your employment (including, without limitation, continued employment, discipline, termination, demotion, promotion, transfer, compensation, benefits, duties, and locations of work) at any time with or without cause, except for the at-will nature of the employment relationship.  No employee of ours has the authority to enter into any agreement for employment for a specified period of time or to make any representation or agreements to the contrary, except in a written document signed by you and our Chief Executive Officer.  In the event of your termination by you or by us, with or without Cause, all of our obligations under this Agreement shall terminate immediately except with respect to the benefits or payments to which you are entitled by law or contract through the date of your termination.  For the avoidance of doubt, you shall only be eligible for the severance benefits provided in Exhibit A in the event of a termination by us without Cause or within twelve (12) months following a Change in Control (as defined in the Research Solutions, Inc. 2017 Omnibus Incentive Plan) and provided the requirements set forth in Exhibit A are met.
(b)In the event of your death, all of our obligations under this Agreement shall terminate immediately except with respect to benefits or payments to which you are entitled by law or contract after death.
(c)Upon termination of your employment, or at any time requested by us, you shall return immediately to us all of our documents, records and other property, and all copies thereof, within your possession, custody or control, including, but not limited to, any materials containing any Trade Secrets (defined below) or Confidential Information (defined below) or any portion thereof. Upon termination of your employment, or at any time requested by us, you further agree to destroy such records maintained by you on your own computer equipment. Notwithstanding the previous provisions, you will retain your personal employment records that we have provided to you during your employment by us.
(d)Without limitation to the previous provisions, you acknowledge and agree that any accounts, registrations, logins, or other means of contact you use primarily in the course of performing your duties for us, shall be owned by us and must be returned to us immediately upon termination of your employment or upon our request.  If, notwithstanding the previous sentence, you are deemed to have any ownership interest in such accounts, registrations, logins, or means of contact, you hereby assign, and agree that the ownership of any current or future such accounts, registrations, logins, or means of contact shall be automatically assigned, without further consideration, to us.  You agree to perform, during or after your employment, such further acts as may be necessary or desirable to transfer, perfect and defend our ownership of such accounts, registrations, logins, and means of contact that are reasonably requested by us.  Notwithstanding the previous provisions, to the extent we so consent in writing at the time of termination, you may retain any such accounts, registrations, logins, or means of contact upon termination of your employment.

5.	Business Ideas.
(a)We will own, and you hereby assign to us and agree to assign to us, all rights in all Business Ideas (as defined below).  All Business Ideas which are or form the basis for copyrightable works are “works made for hire” as that term is defined by United States copyright law, and to the extent such Business Ideas are not, you hereby assign and agree to assign all such Business Ideas to us.
(b)The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments, and copyrightable works, whether or not patentable or registrable which are: (i) related to any business that we are known to be engaged in (a “Current Business”), or related to a Current Business and contemplated by us; (ii) originated or developed during your working hours with us; or (iii) originated or developed, in whole or in part, using materials, labor, facilities, or equipment furnished by us.
(c)While employed by us, you will promptly disclose all Business Ideas to us. Such disclosure may be made by you by providing a description of such Business Ideas in writing to your manager or to an appropriate member of our executive team.
(d)At any time during or after your employment by us, you will promptly execute all documents which we may reasonably require to perfect our patent, copyright and other rights to such Business Ideas throughout the world.
(e)For the sake of clarity, the previous provisions do not apply to any Business Ideas for which no equipment, supplies, facility or Trade Secret or Confidential Information of ours were used and which were developed entirely on your own time, and (i) which do not relate (a) directly to the business of ours or (b) to our actual or demonstrably anticipated research or development; or (ii) which do not result from any work performed by you for us.
6.Need for Restrictions.
(a)You acknowledge and agree that (i) our business and customer relationships are significant assets of ours which have been established and maintained by a substantial investment of time, effort and expense by us; (ii) you, by virtue of your employment with us, will have unique and extensive exposure to our most confidential business plans, strategies and operating techniques as well as to our customers; and (iii) you would be able to compete unfairly with us which would cause a loss in revenue that could injure our business and cause other damages, unless you are subject to the restrictions contained in Sections 5, 7, 9, 10, 11, 12 and 13, and such other restrictions as may be set forth in this Agreement, and you agree that we would not extend employment to you (including, without limitation, the severance benefit protections outlined in Exhibit A), or provide you with access to our Confidential Information, Trade Secrets, or customers, unless you agree to such restrictions. You agree such restrictions, including, but not limited to, the time period and customer parameters of such restrictions, are fair and reasonably required for the protection of our interests, and that the post-employment term of the restrictions contained in this Agreement shall survive following the end of your employment with us.  You also acknowledge and agree that such restrictions will not unduly interfere with your ability to earn a livelihood or using general skills and knowledge gained while employed by us, in the event of, and after, the end of your employment with us.
(b)Finally, nothing in this Agreement shall have the purpose or effect of limiting your ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date you sign this Agreement.
7.Confidentiality.
(a)During your employment with us, you agree to not directly or indirectly, use or disclose any Confidential Information or Trade Secrets (as defined below) except in the interest and for the benefit of us.  Upon termination of your employment with us, for any reason, you will not directly or indirectly, use or disclose any Trade Secrets of ours.  For a period of twenty-four (24) months following your termination of employment with us, for any reason, you will not, directly or indirectly, use or disclose any Confidential Information of ours.
(b) For purposes of this Agreement, third-party information provided to us pursuant to the terms of a confidentiality arrangement or agreement is considered to be Confidential Information.
(c)The term “Trade Secret” has that meaning set forth under applicable law.  The term includes, but is not limited to, all computer source, object or other code created by or us. Even if the subject matter of the Trade Secret could satisfy the definition of Confidential Information in this Agreement, it will be afforded the full protection of law as a Trade Secret.
(d)The term “Confidential Information” means all of our non-Trade Secret or proprietary information of, about or related to us, which has value to us and which is not known to the public or our competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated or treated as confidential or proprietary by us; and (iii) information received by us from others which we have an obligation to treat as confidential.
(e)Notwithstanding the previous section, the term “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by you to have been known by you prior to your employment by us; (ii) is or becomes generally available to the public through no act or omission of yours; (iii) is obtained by you in good faith from a third party who discloses such information to you on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by you outside the scope of your employment without use of Confidential Information or Trade Secrets.
(f)Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of Trade Secrets where such protections provide us with greater rights or protections for a longer duration than provided in this Agreement.  With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public.  You are further notified that if you file a lawsuit for retaliation by us for reporting a suspected violation of law, you may disclose our Trade Secrets to your attorney and use the Trade Secret information in the court proceeding, provided that you file any document containing the Trade Secret under seal so that it is not disclosed to the public, and you and your attorney do not disclose the Trade Secret, except pursuant to court order.
8.Confidential Information of Others.  You warrant and represent to us that you are not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict with, or prohibit you from fully carrying out your duties as described under the terms of this Agreement.  Further, you warrant and represent to us that you have not and will not retain or use, for our benefit, any confidential information, records, trade secrets, or other property of a former employer.
9.Provisions Applicable if You Reside in Certain States.  You may be required to accept a replacement agreement based on our requirements for a new state which becomes your place of residence in the future. Depending on your state of residence, an updated agreement may be applicable.
10.Non-Solicitation of Employees.  During your employment by us and for a period of eighteen (18) months following the termination of your employment with us, for any reason, you shall not, directly or indirectly, encourage any employee of ours to terminate their employment with us or solicit such an individual for employment away from us in any manner which would end or diminish that employee’s services to us.
11.Non-Competition During and After Employment.
(a)During Employment.  While we employ you, you shall not, directly or indirectly, compete against us, or, directly or indirectly, divert or attempt to divert business from us anywhere we do business.
(b)Restrictions Relating to Products or Services Under Development by Us.  For a period of eighteen (18) months following the termination of your employment with us, for any reason, you agree not to, directly or indirectly, develop, market or sell, or attempt to develop, market or sell, on behalf of any Competitor in the Territory, any product or service that is under development by us during the twelve (12) month period prior to the termination of your employment.
(c)Restricted Services. For a period of eighteen (18) months following the termination of your employment with us, for any reason, you agree not to, directly or indirectly, provide Restricted Services (defined below) to any Competitor (defined below) in the Territory (defined below).
(d)Definitions.
i.The term “Restricted Services” means employment duties and functions of the type provided by you to us during the twelve (12) month period prior to the termination of your employment.
ii.The term “Competitor” means (1) any entity that, as its principal business, enables the discovery, acquisition and management of scholarly journal articles, book chapters and other content in scientific, technical and medical research; or (2) any entity that provides offerings of the type sold or serviced by us during the twelve (12) month period prior to the termination of your employment in the vertical markets where we sold or serviced our products or services during the twelve (12) month period prior to the termination of your employment.
iii.The term “Territory” means worldwide.
(e)Exclusions.  The restrictions outlined in this Section 11 do not prohibit you from providing Restricted Services to a Competitor (including, without limitation, any entity, sole proprietorship, or vertical market) if you are exclusively servicing a subsidiary, division or department of such Competitor that does not: (i) enable the discovery, acquisition and management of scholarly journal articles, book chapters and other content in scientific, technical and medical research; or (ii) provide offerings of the type sold or serviced by us during the twelve (12) month period prior to the termination of your employment in the vertical markets where we sold or serviced our products or services during the twelve (12) month period prior to the termination of your employment.
12.	Customer Non-Solicitation.
(a)For a period of eighteen (18) months following the termination of your employment with us, for any reason, you agree not to, directly or indirectly, solicit or attempt to solicit any business from any Restricted Customer (defined below) in any manner which competes with the services or products sold, developed, marketed, managed, or provided by you on behalf of us  during the twelve (12) months preceding termination of your employment.
(b)The term “Restricted Customer” means any individual or entity (i) for whom/which we provided services or products, and (ii) with whom/which you had contact on behalf of us, or about whom/which you acquired non-public information in connection with your employment with us, in the case of both (i) and (ii), above, during the twelve (12) months preceding the termination of your employment.  The term “Restricted Customer” shall not include any individual or entity whom/which, through no direct or indirect act or omission of yours, terminated its business relationship with us more than six (6) months prior to the termination of your employment.
13.Non-Disparagement.  You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation our reputation (including through news media, with industry analysts or on social media outlets such as X, Facebook, LinkedIn, Glassdoor, etc.).  Nothing contained in this Section shall preclude you from providing truthful information pursuant to subpoena or other legal process.
14.Equitable Relief.  The parties to this Agreement acknowledge that a breach by you of any of the terms or conditions of this Agreement will result in irrevocable harm to us and that the remedies at law for such breach may not adequately compensate us for damages suffered.  Accordingly, you agree that in the event of such breach, we shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide (without the necessity of posting bond or other security).  Nothing contained in this Agreement will be construed to limit our right to any remedies at law, including the recovery of damages for breach of this Agreement. If we bring any action for injunctive relief or recovery of damages or to enforce any of the terms, covenants or conditions contained in this Agreement and are the prevailing party, we shall be entitled to recover reasonable attorney’s fees from you, in addition to costs and necessary disbursements, incurred in such action, to the extent allowed by applicable law.
15.Severability / Modification.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provision of this Agreement, and all other provisions shall continue in full force and effect. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, the court may, as allowed by applicable law, revise the specific terms of this Agreement to the fullest extent permitted by law to make such terms reasonable and enforceable.
16.	Miscellaneous.
(a)This Agreement shall not be amended or modified except by a writing executed by both parties, and, with respect to your at-will employment status, any modification must be signed by both you and our Chief Executive Officer.
(b)This Agreement shall be binding upon and inure to our benefit and our successors and assigns. We may assign this Agreement and any of our rights or obligations hereunder. Due to the personal nature of this Agreement, you shall not have the right to assign your rights or obligations under this Agreement without our prior written consent.  You hereby agree that, at our request and expense, you will consent to any such assignment by us and will promptly execute any assignments or other documents necessary to effectuate any such assignment to our successors or assigns.
(c)You agree, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity or individual which offers employment or engagement, as applicable, to you.  You further agree that we may send a copy of this Agreement to, or otherwise make the provisions of this Agreement known to, any of your potential or future employers or any other party to whom you are contemplating rendering services.
(d)This Agreement and Exhibits A, B and C incorporated herein, represent the entire understanding of the parties concerning the subject matter of this Agreement, and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter of this Agreement.
(e)All communications required or otherwise provided under this Agreement shall be in writing and hand delivered, or sent via email to your manager or appropriate member of the executive team. All notices shall be deemed effective when personally received by hand delivery or email by the recipient, or on the date of actual receipt, as evidenced by courier record, or by similar document.

If to: Reprints Desk, Inc. dba Research Solutions10624 S Eastern Ave.

Ste. A-614

Henderson, NV 89052

Attn: Human Resources

If to you:              Sefton Cohen

             316 Greens Farms Road

            West Port, CT 06880

17.Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the state of Connecticut.
18.Consideration.  Execution of this Agreement is a condition of your employment with us, and your employment by us constitutes the consideration for your undertakings hereunder.  As additional consideration, we will provide you the severance benefit protections set forth in Exhibit A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

Reprints Desk, Inc. dba Research SolutionsEMPLOYEE

By: ________________________________By: ________________________________

EXHIBIT A

EMPLOYEE COMPENSATION

PAYROLL DATA:

Full-TimeExempt

Position/Title: Chief Revenue Officer

Position Manager: President and Chief Executive Officer

Hourly $ NA

Annual Salary $340,000.00

If Applicable:

Commission Plan: NA

Management Bonus: $260,000.00 on-target

Long-Term Equity: 340,000 shares per Restricted Stock Award Agreement

SEVERANCE BENEFITS:

If, during the term of this Agreement, your employment is terminated by us without Cause (defined below) or within twelve (12) months following a Change in Control (as defined in the Research Solutions, Inc. 2017 Omnibus Incentive Plan), you will be eligible to receive (i) Severance Pay (defined below and based on when your termination occurs), (ii) any accrued but unpaid bonus, including a pro-rata bonus for the fiscal year of termination (determined by multiplying the amount of such bonus which would otherwise be due for the full fiscal year (but for your termination) by a fraction, the numerator of which is the actual number of days you were employed by us during the fiscal year in which the termination occurs and the denominator of which is 365), less any payment previously made by us, if any, with respect to the current fiscal year’s Bonus Plan, payable at the same time bonuses for such year are paid to other senior executives, provided you have executed (and not revoked, if applicable) the written severance agreement described below at the time of payment, otherwise payment shall be made as described in the written severance agreement, and (iii) if you are covered by our group health insurance plan on the date of termination and you elect to participate, in a timely manner, in such plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), medical, dental and other welfare benefits for a period of up to nine (9) months at the standard company-employee pay rates, which shall cease if you become eligible for benefits with a new employer.

For purposes of this Agreement, “Severance Pay” shall mean: (A) if your employment is terminated by us without Cause on or before the one (1) year anniversary date of your employment with us or within twelve (12) months following a Change in Control, continued payment of your then current base salary for a period of nine (9) months following the date of termination; or (B) if your employment is terminated by us without Cause after the one (1) year anniversary date of your employment with us, continued payment of your then current base salary for a period of six (6) months following the date of termination. The Severance Pay shall be paid in accordance with our normal payroll practices, subject to applicable tax withholdings, commencing on our first regularly scheduled payroll date that occurs at least five (5) business days after the severance agreement referenced below becomes effective and irrevocable, with any amounts otherwise payable prior to such date (but for any consideration/revocation requirements related to such release) to be made in a lump sum on such date.

Receipt and payment of the severance benefits set forth in this Exhibit A is contingent upon your execution (and decision not to revoke, if applicable) of a written severance agreement (in a form satisfactory to us) containing, among other things, a general release of claims against us and any of our subsidiaries, affiliates and any predecessors, which agreement must become effective and irrevocable within sixty (60) calendar days of your last day of employment with us.

For purposes of this Agreement, “Cause” shall be determined by us and shall mean that you have engaged in any of the following: (i) you have materially breached this Agreement or any other agreement to which you and us or our affiliates are parties or have materially breached any other obligation or duty owed to us or our affiliates; (ii) you have committed gross negligence, willful misconduct or any violation of law in the performance of your duties for us or any of our affiliates; (iii) you have failed to follow reasonable instructions from us concerning our or our affiliates’ operations or business; (iv) you have committed a crime the circumstances of which substantially relate to your employment duties with us or our affiliates; (v) you have misappropriated funds or property of ours or our affiliates; or (vi) you have attempted to obtain a personal profit from any transaction in which we or our affiliate(s) have an interest, and which constitutes a corporate opportunity of ours or our affiliate(s), or which is adverse to the interests of ours or our affiliate(s), unless the transaction was approved in writing by us after full disclosure of all details relating to such transaction.

EXHIBIT B

CONFLICT OF INTEREST GUIDELINES

It is the policy of Research Solutions, Inc., to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Agreement, to which this Exhibit B is attached, elaborates on this principle and is a binding agreement.)

2.	Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.	Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to the Company.

9.	Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to prices.

12.	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT C

THE FOREIGN CORRUPT PRACTICES ACT OF 1977

The Foreign Corrupt Practices Act of 1977 (the “Act”) amended the federal securities laws to expand the authority of the federal government to deal with improper business practices and, perhaps more significantly, to create new powers to determine just what constitutes such improper practices.

THE ACT

The Act, to which Research Solutions, Inc. (the “Company”) will be subject once it becomes a publicly owned corporation, was enacted to deter illegal corporate payments by: (1) prohibiting certain payments or promises to foreign officials (anti-bribery provisions), (2) requiring corporations to keep adequate records of the disposition of their assets, and (3) making corporations responsible for internal monitoring of their accounting practices. In summary, the provisions of the Act in each of these areas are as follows:

ANTI-BRIBERY PROVISIONS

This portion of the Act makes it a criminal offense for an employee (or an officer, director, agent or shareholder of the corporation) to make an offer, payment or gift of any money or other item of value, directly or indirectly, to (i) a foreign official, (ii) a foreign political party, (iii) a party official or (iv) a candidate for foreign political office for the “corrupt” purpose of obtaining or retaining business for the Company or for the purpose of directing business to any other person. The term “corrupt” is construed to prohibit any activity, including the provision of meals, lodging or entertainment, which is meant to influence the recipient and which is done for the stated illegal purposes. This highly publicized provision carries with it prosecution of officers, directors, employees or agents resulting in fines of up to $100,000 or imprisonment of up to five years, or both.

The Act does provide a narrow exception for payments to a foreign official, foreign political party, or party official intended to hasten or secure the performance of a “routine governmental action.” Such “routine governmental actions” are those ordinarily performed by a foreign official in:

1.	obtaining permits, licenses, or other official documents to qualify a person to do business in a foreign country;

2.	processing governmental papers, such as visas and work orders;

3.	providing police protection, mail pick-up and delivery, or scheduling inspections associated with contract performance or inspections related to transit of goods across country;

4.	providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products or commodities from deterioration; or

5.	actions of a similar nature.

In addition, the Act provides two affirmative defenses to charges of violations. First, it is a defense to a charge if the payment or promise was lawful under the written laws and regulations of the country in which the recipient is located. Finally, “reasonable and bona fide expenditures” made to foreign officials do not violate the Act. For example, the Company may reimburse foreign officials for the cost of travel and lodging in connection with (i) the promotion, demonstration, or explanation of products or services, or (ii) the execution or performance of a contract with a foreign government.

RECORD-KEEPING PROVISIONS

Pursuant to Exchange Act Section 13(b)(2)(A), Research Solutions, Inc., is required to make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The purpose of this requirement is to prevent the occurrence of the following types of abuses:

A.	Records that accurately record the existence of a transaction but which fail to reveal the illegal or improper purpose of the transaction.

B.	Records that fail to record improper transactions.

C.	Records that are falsified to conceal improper transactions which are otherwise correctly recorded.

INTERNAL ACCOUNTING CONTROL PROVISIONS

Pursuant to Exchange Act Section 13(b)(2)(B), the Company must devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that the following objectives are achieved:

A.	Transactions are executed in accordance with management's general and specific authorization.

B.	Transactions are recorded in a way which will permit the preparation of proper financial statements and will maintain accountability for assets.

C.	Access to assets is permitted only in accordance with management's general and specific authorizations.

D.	Audits are conducted at reasonable intervals and appropriate action is taken with respect to any deficiencies in accountability for assets.

RESEARCH SOLUTIONS, INC.

It is the policy of the Company that:

1.	The use of Company funds or assets for any unlawful or improper purpose is strictly prohibited. No payment shall be made to, or for the benefit of, government employees for the purpose of, or otherwise in connection with, the securing of sales to or obtaining favorable action by a government agency. Gifts of substantial value to or lavish entertainment of government employees are prohibited since they can be construed as attempts to influence government decisions in matters affecting the Company's operation. Any entertaining of public officials, or the furnishing of assistance in the form of transportation or other services should be of such nature that the official's integrity or reputation will not be compromised.

2.	The offer, payment or promise to transfer in the future company funds or assets or the delivery of gifts or anything else of value to foreign officials, foreign political parties or officials or candidates of foreign political parties is strictly prohibited for the purpose of influencing any act or decision of any such person in their official capacity, including the decision to fail to perform their official functions or to use such persons or party's influence with a foreign government or instrumentality in order to affect or to influence any act or decision of such government or instrumentality in order to assist the Company in obtaining or retaining business for or with, or directing business to any person or entity.

3.	All records must truly reflect the transactions they record. All assets and liabilities shall be recorded in the regular books of account. No undisclosed or unrecorded fund or asset shall be established for any purpose. No false or artificial entries shall be made in the books and records for any reason. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that any part of such payment is to be used for any purpose other than that described by the document supporting the payment.

4.	No political contribution shall be made, directly or indirectly, with corporate funds or assets regardless of whether the contributions are legal under the laws of the country in which they are made.

5.	Any employee who learns of or suspects a violation of this policy should promptly report the matter to the President, Chief Financial Officer or Internal Auditor, as appropriate in the circumstances. All managers shall be responsible for the enforcement of and compliance with this policy, including the necessary distribution to insure employee knowledge and compliance.

32055176.1